EXHIBIT 10.1

November 24, 2024
R. Bruce McDonald

Dear Mr. McDonald:

It is my pleasure to offer you the position of Chief Executive Officer (“CEO”) of Dana Incorporated and its subsidiaries (“Dana” or the “Company”), pursuant to the terms of this letter agreement (the “Offer Letter”).

The terms and conditions of your employment with the Company will be as follows and shall, subject to your satisfaction of the “Conditions to Employment” listed below, become effective as of the date on which you countersign this Offer Letter.

1.	Start Date: Your start date in this position will be November 25, 2024 (the “Start Date”).
2.	Position and Duties:
a.	As CEO, you shall have such responsibilities, duties, and authorities as are commensurate with the position of CEO, or as are assigned to you by the Board of Directors of the Company (the “Board”).
b.	During the Term (as defined below) you shall remain a member of the Board and the Company will nominate you to become the Chairman of the Board, but you shall now also be an employee of the Company. Effective as of January 1, 2025, during the Term, you shall no longer receive any compensation relating to your Board service; provided, however, that any outstanding equity-based awards granted to you, prior to the Start Date, in connection with your Board service will continue to remain outstanding and continue to vest in accordance with the applicable award agreement.
c.	You agree that you shall (i) resign as a member of the Board’s Audit Committee prior to the Start Date and shall not serve as a member of the Audit Committee at any time during the Term and (ii) resign as chair of the Nominating and Corporate Governance Committee and shall not serve as a member of the Nominating and Corporate Governance Committee at any time during the Term.
d.	In your role as CEO, you shall fulfill your duties and responsibilities in a diligent, trustworthy, and appropriate manner and in compliance with the policies and practices of the Company and applicable law.
e.	During the Term, your primary business focus shall be on your duties as CEO and Chairman of the Board and you shall exert your reasonable best efforts in such role and shall carry out your duties in good faith so as to promote the purpose and mission of the Company.
f.	You shall be allowed to continue to engage in all businesses that you engage in as of the date of this Offer Letter, including without limitation your continued service on the Board, so long as such activities do not create an actual or reasonably foreseeable potential conflict of interest with, or materially interfere with the performance of, your duties hereunder, in each case as determined in the reasonable judgment of the Board.
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3.	Term: You shall serve as the CEO from the Start Date until the earlier of (i) the date that a permanent (non-interim) Chief Executive Officer commences employment and (ii) the date which is one (1) year from the Start Date (the “Initial Term”). The Initial Term may be extended on a month-to-month basis by mutual agreement (including with respect to compensation for services provided during any such extended term) of you and the Company (the Initial Term and any such extended term, the “Term”).
4.	Base Salary: During the Initial Term, your base salary will be $1,300,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company then in effect. For the avoidance of doubt, you shall not receive an annual cash-based incentive award.
5.	Equity Award: You shall be eligible to receive a grant of 1,217,798 restricted stock units (the “RSU Award”) on or as soon as reasonably practicable following the Start Date, which shall vest on the one-year anniversary of the grant date, subject to your continued service on the Board and the terms of the applicable Company equity compensation plans and related documents. The number of RSUs to be granted under the RSU Award is based on the price of a share of Company common stock on the New York Stock Exchange (rounded down to the nearest whole share) as of the November 22, 2024.
6.	Benefits. You will be provided with the same benefits that senior executives of the Company are eligible to receive.
7.	Expense Reimbursement: During the Term, the Company shall reimburse you for all reasonable travel and accommodation expenses incurred in connection with the performance of your duties as CEO, subject to the approval of the Independent Lead Director of the Board; provided that such expenses are incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.
8.	Severance:
a.	In the event that (x) the Company involuntarily terminates your employment without Cause (and not due to Disability), (y) the Company refuses to re-nominate you to the Board or (z) you are removed from the Board (other than for Cause), in each case, during the Initial Term, you shall be entitled to (i) the portion of your Base Salary that would otherwise have been payable if you remained the CEO for the duration of the Initial Term, payable in regular payroll installments over the twelve (12) month period commencing on the date of your termination and (ii) full acceleration of the unvested portion of the RSU Award, payable in accordance with the terms of your applicable award agreement and the Company’s equity compensation plan. All amounts payable under this Section 8(a) shall be in lieu of and not in addition to any amount that otherwise might be payable under the Company’s Executive Severance Plan (or successor to such plan) upon such a termination. Notwithstanding anything herein to the contrary, if the Board identifies, and a majority of the Board approves, your CEO successor, then you shall not be entitled to any severance payments or benefits under this Section 8(a), provided, that your RSU Award shall continue to vest, subject to your continued service on the Board and the terms of the applicable Company equity compensation plans and related documents.
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b.	In the event that the Company terminates your employment for Cause, you shall not be entitled to any of the aforementioned severance amounts and the Company shall have no further obligation to you under this Offer Letter.
c.	For all purposes under this Offer Letter, “Cause” shall mean and include (i) a willful and material misappropriation of any monies or assets or properties of the Company; (ii) a willful and material breach by you of the terms of this Offer Letter that is demonstrably injurious to the Company and that, if capable of cure, has not been cured within thirty (30) days after written notice to you of the breach, which notice shall specify the breach and, if applicable, the nature of conduct necessary to cure such breach; or (iii) the conviction of, or plea of guilty or nolo contendre, by you to a felony or to any criminal offense involving moral turpitude.
d.	For all purposes under this Offer Letter, “Disability” shall have the meaning set forth in the Company’s Executive Severance Plan (or successor to such plan).
9.	Representations: By accepting this offer, you unconditionally agree not to use in connection with your employment with the Company any confidential or proprietary information which you have acquired in connection with any former employment or reveal or disclose to the Company or any of employees, agents, representatives or vendors of the Company, any confidential or proprietary information that you have acquired in connection with any former employment. You represent that you are accepting the Company’s offer in good faith, and that you understand that the Company will rely on your acceptance. The terms of the offer are considered confidential and should not be shared with any other company.
10.	Governing Law; Forum: This offer letter shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. You and the Company consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.
11.	Withholdings: All payments provided for herein in your capacity as CEO shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.
12.	Section 409A: This Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). If required by Section 409A, no payment or benefit constituting nonqualified deferred compensation that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. If you are deemed on the date of termination to be a “specified employee” within the meaning of the term under Section 409A, then with regard to any payment or the provision of any benefit under any agreement that is considered nonqualified deferred
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compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. You agree to negotiate with the Company in good faith to make amendments to this Offer Letter as you and the Company mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Offer Letter (including any taxes, interest and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

13.	Entire Agreement: This Offer Letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with the Company, and contains the entire agreement between you and the Company regarding your employment with the Company. The terms set forth in this letter may not be modified, except in writing signed by an authorized representative of the Company, which expressly states the intention of the Company to modify the terms of this Offer Letter
14.	Assignment; Binding Effect: You understand that you have been selected for employment by the Company on the basis of your personal qualifications, experience, and skills. You agree, therefore, that you cannot assign all or any portion of your performance under this Offer Letter. The Company may assign this Offer Letter to the purchaser of substantially all of the assets of the Company, or to any subsidiary or parent company of the Company. Subject to the preceding two sentences, this Offer Letter shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns. You acknowledge and agree that each of the Company’s subsidiaries and affiliates is a third-party beneficiary of this Offer Letter.
15.	Conditions to Employment: This offer is contingent upon: (1) your execution of this Offer Letter; (2) you commencing employment as CEO on the Start Date; and (3) you providing to the Company documentary evidence of your identity and a Form I-9 to evidence your eligibility for employment in the United States within (3) business days from your date of hire.

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Mr. McDonald, we welcome you to the Company. If you are in agreement and plan to accept this offer, then please sign below and scan and email to .

Sincerely,

/s/ Doug Liedberg
Doug Liedberg
Senior Vice President, General Counsel, Secretary
Chief Compliance & Sustainability Officer

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:	November 24, 2024	Signature:	/s/ R. Bruce McDonald
R. Bruce McDonald